EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Fourth Quarter and Full Year 2017 Results

2017 Operating Income of $46.5 million, an increase of 106.5%

EDINBURG, Va., March 15, 2018 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel”) (NASDAQ:SHEN) announces financial and operating results for the three months and for the year ended December 31, 2017.

Consolidated Fourth Quarter 2017 Results

For the quarter ended December 31, 2017, the Company reported net income of $60.6 million, compared to a net loss of $0.2 million in the fourth quarter of 2016, representing an improvement of $60.8 million. This includes a one-time non-cash tax benefit of approximately $53.4 million in our net deferred tax liabilities as a result of the remeasurement of our deferred tax assets and liabilities to reflect the reduction in the U.S. corporate income tax rate from 35 percent to 21 percent.  The integration of nTelos' operations, the transition of its customers, and the upgrade of the network were completed ahead of schedule.

Total revenues were $151.6 million, compared with $155.6 million for the 2016 fourth quarter. Wireless service revenues decreased 3.0% as a result of lower average revenue per subscriber, partially offset by an increase in the number of subscribers. Cable revenues increased 7.7% due primarily to an increase in High Speed Data and voice Revenue Generating Units (RGUs), and new and existing customers selecting higher-speed data packages.  Wireline revenues increased 7.3% due to increases in fiber revenue.

Total operating expenses were $133.5 million in the fourth quarter of 2017 compared to $143.4 million in the prior year period, a decrease of $9.9 million or 6.9%.  Operating expenses in the fourth quarter of 2017 included $1.2 million of integration and acquisition costs associated with the nTelos acquisition and the exchange transaction with Sprint, compared to $6.4 million in the same quarter last year.

Operating income was $18.1 million representing an increase of $5.9 million compared with the fourth quarter of 2016.

Adjusted OIBDA (Operating Income Before Depreciation and Amortization) decreased 6.5% to $71.0 million in the fourth quarter of 2017 from $76.0 million in the fourth quarter of 2016 primarily due to a decline in Wireless revenues. Continuing OIBDA (Adjusted OIBDA less the benefit received from the waived Sprint management fee) decreased 7.4% to $62.0 million from $67.0 million.

Consolidated Full Year Results

For the year ended December 31, 2017, operating revenues were $612.0 million, an increase of $76.7 million or 14.3%, primarily due to the expansion of our wireless network and coverage area through our acquisition of nTelos and exchange transaction with Sprint that occurred during May 2016.  Operating income was $46.5 million, representing an increase of $24.0 million compared with 2016.

Adjusted OIBDA increased 14.1% to $280.9 million in 2017 from $246.1 million in 2016, primarily due to the expansion of our wireless network coverage area through our acquisition of nTelos and exchange transaction with Sprint that occurred during May 2016.  Continuing OIBDA increased 10.5% to $244.8 million from 2016.

Net cash provided by operating activities increased 38.0% to $222.9 million.

President and CEO Christopher E. French commented, “Our Company delivered profitable growth in 2017, highlighted by our completed transition of nTelos to the Sprint affiliate model and making great progress in many areas.  We accomplished the transition a full quarter ahead of schedule and below our cost expectations. The fourth quarter was our first full quarter of sales after completing the upgrade to 4G LTE in the former nTelos area.   At year end 2017 we have completed more than 60% of the planned expansion sites and believe we’re well positioned to continue marketing our enhanced network to drive new customer growth."

Wireless

Fourth quarter wireless revenue decreased $6.3 million or 5.3%, primarily related to a reduction in average revenue per customer as our postpaid subscriber base continued the shift from higher revenue subsidized phone price plans to lower revenue price plans associated with leased and installment sale phones.

Shentel served 736,597 postpaid wireless subscribers at December 31, 2017, up 1.9% over December 31, 2016.  Fourth quarter postpaid churn was 2.0% for the total Company and 1.8% in the Legacy area (service area excluding the acquired nTelos area). The Company had net adds of 8,643 postpaid subscribers in the quarter, of which 2,895 were tablets and devices, with the Legacy area adding 3,838 net adds.  As of December 31, 2017, tablets and data devices were 7.9% of the postpaid base.

Shentel served 225,822 prepaid wireless subscribers at December 31, 2017, representing an increase of 9.3% compared with 2016. Total fourth quarter prepaid churn was 5.1% with 4.8% in the Legacy area.  The Company had net additions of 1,213 prepaid subscribers in the fourth quarter of 2017, with the Legacy area net additions of 1,191.

As previously reported, the prepaid subscriber migration was completed in late December 2016, and the outsourced prepaid billing arrangement was terminated. Shentel completed the migration of the postpaid subscribers in the nTelos service area and the upgrade of the network September 30, 2017.

Fourth quarter 2017 Adjusted OIBDA in Wireless was $56.6 million, a decrease of 11.0% from the fourth quarter of 2016.  Continuing OIBDA in Wireless was $47.6 million, down 12.9% from the fourth quarter of 2016.

Mr. French continued, “With the nTelos transition completed, we are focused on attracting new subscribers by effectively marketing the benefits of our improved network, extended coverage area and enhanced service offerings.  A few weeks ago, we announced that effective February 1, 2018 we have further expanded our Sprint relationship to add 1.1 million POPs in Lancaster County, Pennsylvania, central Virginia, southwest Virginia, southern West Virginia and eastern Kentucky, with the opportunity to add an additional 200,000 POPs in eastern Kentucky.  The expansion allows us to build networks that will improve coverage between our existing service areas and Sprint’s metro networks, provide better and more reliable service for our customers and introduce significant opportunities for our continued growth.”

Cable

Fourth quarter Cable revenue increased $2.2 million or 7.7% to $30.5 million, primarily due to growth in High Speed Data and Voice RGUs.  Operating expenses decreased 1.0% or $0.3 million in the fourth quarter of 2017. Operating income was $5.4 million compared with $3.0 million in the prior year, primarily due to the continued transformation of Cable from a video focus to broadband.  In the fourth quarter of 2017, the Company added 476 High Speed Data users and 136 voice users, and lost 766 video users.

Adjusted OIBDA in Cable for fourth quarter 2017 was $11.3 million, up 21.3% from $9.3 million in the fourth quarter of 2016.

“Our proven network delivers the high bandwidth and availability that enables us to meet and exceed consumer expectations for high speed service and dependably accessing voice, video or data applications.  The reliability of our state-of-the-art network is a competitive advantage as customers choose a new provider or evaluate upgrading their existing service,” Mr. French stated.

Wireline

Revenue in Wireline increased 7.3% to $20.7 million in the fourth quarter of 2017, as compared to $19.3 million in the fourth quarter of 2016.  Fiber revenue for the fourth quarter of 2017 was $14.2 million, an increase of 9.7% from the same quarter last year, primarily as a result of new fiber contracts. Increases in broadband service revenue offset the loss of regulated voice service revenue.  Operating expenses increased 10.6% or $1.5 million to $15.3 million for fourth quarter 2017, primarily due to costs to support new fiber contracts.

Adjusted OIBDA in Wireline for fourth quarter 2017 was $8.8 million, as compared to $8.4 million in fourth quarter 2016.

Other Information

The Company declared and paid a cash dividend of $0.26 per share during the fourth quarter of 2017.  This was the 58th consecutive year of paying a dividend.

Capital expenditures were $37.1 million in the fourth quarter of 2017 compared to $70.4 million in the comparable 2016 period.

Capital Expenditures were $146.5 for the full year 2017, compared with $173.2 for 2016. Capital expenditures in 2017 primarily supported the expansion of our wireless network. Capital expenditures in 2016 primarily supported wireless network upgrades and capacity and coverage enhancements as a result of the nTelos acquisition, as well as retail store remodeling, cable segment extensions and investment in customer premises equipment, and expansion and upgrade of our fiber networks.

Cash and cash equivalents as of December 31, 2017 were $78.6 million, compared to $36.2 million at December 31, 2016. Total outstanding debt at December 31, 2017 totaled $822.0 million, net of unamortized loan costs, compared to $829.3 million as of December 31, 2016.  At December 31, 2017, debt as a percent of total assets was 58%. The amount available to the Company through its revolver facility was $75.0 million.  The Company expects to utilize $15 million of the revolver facility capacity during the first quarter of 2018.

Effective February 1, 2018, we signed the Expansion Agreement with Sprint to expand our wireless service area to include certain areas in Kentucky, Pennsylvania, Tennessee, Virginia and West Virginia, (the “Expansion Area”), effectively  adding a population (POPs) of approximately 1.1 million in Lancaster County, PA, central Virginia, southwest Virginia, southern West Virginia, and eastern Kentucky. The agreement includes certain network build out requirements in the Expansion Area, and the ability to utilize Sprint’s spectrum in the Expansion Area along with certain other amendments to the Affiliate Agreements. Pursuant to the Expansion Agreement, Sprint agreed to, among other things, transition the provision of network coverage in the Expansion Area from Sprint to us. The Expansion Agreement required us to make a one-time payment of $60.0 million to Sprint for the right to service the Expansion Area pursuant to the Affiliate Agreements plus an additional payment of up to $5.0 million for certain equipment at the Sprint cell sites in the Expansion Area for maximum potential consideration of $65.0 million. We also amended our affiliate agreements with Sprint to reflect the provisions of the Expansion Agreement. A post-closing reconciliation to validate Sprint subscribers in the Expansion Area identified 59,097 Sprint subscribers in the Expansion Area instead of the 66,822 originally identified, which resulted in an $8 million reduction in purchase price.

On February 16, 2018, the Company, entered into a Second Amendment to Credit Agreement (the “Second Amendment”) with CoBank, ACB, as administrative agent of its Credit Agreement, described more fully in Note 13, Long-Term Debt, and the various financial institutions party thereto (the “Lenders”), which modifies the Credit Agreement by (i) reducing the interest rate paid by the Company by approximately 50 basis points with respect to certain loans made by the Lenders to the Company under the Credit Agreement, and (ii) allowing the Company to make charitable contributions to Shentel Foundation, a Virginia nonstock corporation, of up to $1.5 million in any fiscal year.

Conference Call and Webcast

The Company will host a conference call and simultaneous webcast Thursday, March 15, 2018, at 9:00 A.M. Eastern Time.

Teleconference Information:

March 15, 2018 9:00 A.M. (ET)
Dial in number: (888) 695-7639

Password:7073389
Audio webcast: http://investor.shentel.com/

An audio replay of the call will be available approximately two hours after the call is complete, until March 29, 2018 by calling (855) 859-2056.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States.  The Company’s services include: wireless voice and data; cable video, internet and digital voice; fiber network and services; and regulated local and long distance telephone. Shentel is the exclusive personal communications service (“PCS”) Affiliate of Sprint in portions of Pennsylvania, Maryland, Virginia, West Virginia, and portions of Kentucky and Ohio.  For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company’s filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

CONTACTS:
Shenandoah Telecommunications, Inc.
James F. Woodward
Senior Vice President, Finance and Chief Financial Officer
540-984-5990
James.Woodward@emp.shentel.com

Or
John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
203-972-9200
jnesbett@institutionalms.com

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Operating revenues	$151,617	$155,572	$611,991	$535,288

Operating expenses:
Cost of goods and services	48,531	53,166	211,507	193,520
Selling, general and administrative	40,564	37,062	165,937	133,325
Acquisition, integration and migration expenses	1,157	6,432	11,030	42,232
Depreciation and amortization	43,255	46,723	177,007	143,685
Total operating expenses	133,507	143,383	565,481	512,762
Operating income (loss)	18,110	12,189	46,510	22,526

Other income (expense):
Interest expense	(9,925)	(8,733)	(38,237)	(25,102)
Gain (loss) on investments, net	168	35	564	271
Non-operating income (loss), net	939	1,339	4,420	4,250
Income (loss) before income taxes	9,292	4,830	13,257	1,945

Income tax expense (benefit)	(51,303)	5,014	(53,133)	2,840
Net income (loss)	$60,595	$(184)	$66,390	$(895)

Earnings (loss) per share:
Basic	$1.23	$—	$1.35	$(0.02)
Diluted	$1.21	$—	$1.33	$(0.02)
Weighted average shares outstanding, basic	49,298	48,922	49,150	48,807
Weighted average shares outstanding, diluted	50,043	48,922	50,026	48,807

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2017 and 2016
(in thousands)

	2017	2016

Cash and cash equivalents	$78,585	$36,193
Other current assets	94,310	125,272
Total current assets	172,895	161,465

Investments	11,472	10,276
Property, plant and equipment, net	686,327	698,122
Intangible assets, net	380,979	454,532
Goodwill	146,497	145,256
Deferred charges and other assets, net	13,690	14,756
Total assets	$1,411,860	$1,484,407

Total current liabilities	137,584	164,263
Long-term debt, less current maturities	757,561	797,224
Other liabilities	166,493	227,026
Total shareholders' equity	350,222	295,894
Total liabilities and shareholders' equity	$1,411,860	$1,484,407

Non-GAAP Financial Measures

In managing our business and assessing our financial performance, management supplements the information provided by financial statement measures prepared in accordance with GAAP with Adjusted OIBDA and Continuing OIBDA, which are considered “non-GAAP financial measures” under SEC rules.

Adjusted OIBDA is defined as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of:  certain non-recurring transactions; impairment of assets; gains and losses on asset sales; actuarial gains and losses on pension and other post-retirement benefit plans; and share-based compensation expense, and adjusted to include the benefit received from the waived management fee by Sprint over the next approximately five-year period. Continuing OIBDA is defined as Adjusted OIBDA, less the benefit received from the waived management fee by Sprint. Adjusted OIBDA and Continuing OIBDA should not be construed as an alternative to operating income as determined in accordance with GAAP as a measure of operating performance.

In a capital-intensive industry such as telecommunications, management believes that Adjusted OIBDA and Continuing OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance.  We use Adjusted OIBDA and Continuing OIBDA as supplemental performance measures because management believes these measures facilitate comparisons of our operating performance from period to period and comparisons of our operating performance to that of our peers and other companies by excluding potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the other items described above for which additional adjustments were made.  In the future, management expects that the Company may again report Adjusted OIBDA and Continuing OIBDA excluding these items and may incur expenses similar to these excluded items.  Accordingly, the exclusion of these and other similar items from our non-GAAP presentation should not be interpreted as implying these items are non-recurring, infrequent or unusual.

While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the current period allocation of costs associated with long-lived assets acquired or constructed in prior periods, and accordingly may obscure underlying operating trends for some purposes.  By isolating the effects of these expenses and other items that vary from period to period without any correlation to our underlying performance, or that vary widely among similar companies, management believes Adjusted OIBDA and Continuing OIBDA facilitates internal comparisons of our historical operating performance, which are used by management for business planning purposes, and also facilitates comparisons of our performance relative to that of our competitors.  In addition, we believe that Adjusted OIBDA and Continuing OIBDA and similar measures are widely used by investors and financial analysts as measures of our financial performance over time, and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA and Continuing OIBDA have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.  These limitations include the following:

  they do not reflect capital expenditures;
  many of the assets being depreciated and amortized will have to be replaced in the future and Adjusted OIBDA and Continuing OIBDA do not reflect cash requirements for such replacements;
  they do not reflect costs associated with share-based awards exchanged for employee services;
  they do not reflect interest expense necessary to service interest or principal payments on indebtedness;
  they do not reflect gains, losses or dividends on investments;
  they do not reflect expenses incurred for the payment of income taxes; and
  other companies, including companies in our industry, may calculate Adjusted OIBDA and Continuing OIBDA differently than we do, limiting its usefulness as a comparative measure.

In light of these limitations, management considers Adjusted OIBDA and Continuing OIBDA as financial performance measures that supplement but do not replace the information reflected in our GAAP results.

The following table reconciles Adjusted OIBDA and Continuing OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure, for the three and twelve months ended December 31, 2017 and 2016:

Three Months Ended December 31, 2017 (in thousands)	Wireless	Cable	Wireline	Other	Consolidated
Operating income	$11,907	$5,386	$5,393	$(4,576)	$18,110
Plus depreciation and amortization	33,922	5,898	3,293	$142	43,255
Plus (gain) loss on asset sales	6	(128)	53	90	21
Plus share based compensation expense	233	146	63	88	530
Plus the benefit received from the waived management fee (1)	8,988	—	—	—	8,988
Plus amortization of intangibles netted in rent expense	(645)	—	—	—	(645)
Plus temporary back office costs to support the billing operations through migration (2)	964	—	—	—	964
Less actuarial gains on pension plans	—	—	—	(1,391)	(1,391)
Plus integration and acquisition related expenses	1,187	—	—	(30)	1,157
Adjusted OIBDA	$56,562	11,302	8,802	(5,677)	$70,989
Less waived management fee	(8,988)	—	—	—	(8,988)
Continuing OIBDA	$47,574	$11,302	$8,802	$(5,677)	$62,001

Three Months Ended December 31, 2016 (in thousands)	Wireless	Cable	Wireline	Other	Consolidated
Operating income	$5,337	$2,954	$5,454	$(1,556)	$12,189
Plus depreciation and amortization	37,594	6,074	2,928	$127	46,723
Plus (gain) loss on asset sales	(47)	209	(67)	—	95
Plus share based compensation expense	251	83	63	54	451
Plus the benefit received from the waived management fee (1)	8,983	—	—	—	8,983
Plus amortization of intangibles netted in rent expense	728	—	—	—	728
Plus temporary back office costs to support the billing operations through migration (2)	4,700	—	—	115	4,815
Less actuarial gains on pension plans	—	—	—	(4,460)	(4,460)
Plus integration and acquisition related expenses	6,038	—	—	394	6,432
Adjusted OIBDA	$63,584	9,320	8,378	(5,326)	$75,956
Less waived management fee	(8,983)	—	—	—	(8,983)
Continuing OIBDA	$54,601	$9,320	$8,378	$(5,326)	$66,973

Year Ended December 31, 2017 (in thousands)	Wireless	Cable	Wireline	Other	Consolidated
Operating income	$34,139	$15,846	$20,965	$(24,440)	$46,510
Plus depreciation and amortization	139,610	23,968	12,829	600	177,007
Plus (gain) loss on asset sales	214	(243)	79	68	118
Plus share based compensation expense	1,579	916	384	701	3,580
Plus the benefit received from the waived management fee (1)	36,056	—	—	—	36,056
Plus amortization of intangibles netted in rent expense	1,528	—	—	—	1,528
Plus temporary back office costs to support the billing operations through migration (2)	6,459	—	—	1	6,460
Less actuarial gains on pension plans	—	—	—	(1,387)	(1,387)
Plus integration and acquisition related expenses	10,793	—	—	237	11,030
Adjusted OIBDA	230,378	40,487	34,257	(24,220)	280,902
Less waived management fee	(36,056)	—	—	—	(36,056)
Continuing OIBDA	$194,322	$40,487	$34,257	$(24,220)	$244,846

Year Ended December 31, 2016 (in thousands)	Wireless	Cable	Wireline	Other	Consolidated
Operating income	$26,241	$6,997	$20,524	$(31,236)	$22,526
Plus depreciation and amortization	107,621	23,908	11,717	439	143,685
Plus (gain) loss on asset sales	(131)	156	(27)	(47)	(49)
Plus share based compensation expense	1,309	756	347	609	3,021
Plus the benefit received from the waived management fee (1)	24,596	—	—	—	24,596
Plus amortization of intangibles netted in rent expense	728	—	—	—	728
Plus temporary back office costs to support the billing operations through migration (2)	13,843	—	—	—	13,843
Less actuarial gains on pension plans	—	—	—	(4,460)	(4,460)
Plus integration and acquisition related expenses	25,927	—	—	16,305	42,232
Adjusted OIBDA	200,134	31,817	32,561	(18,390)	246,122
Less waived management fee	(24,596)	—	—	—	(24,596)
Continuing OIBDA	$175,538	$31,817	$32,561	$(18,390)	$221,526

_______________________________________________________

1)   Under our amended affiliate agreement, Sprint agreed to waive the Management Fees charged on both postpaid and prepaid revenues, up to $4.2 million per month, until the total amount waived reaches approximately $255.6 million, which is expected to occur in 2022.
2)   Once former nTelos customers migrate to the Sprint back office, the Company incurs certain postpaid fees retained by Sprint and prepaid costs passed to us by Sprint that would offset a portion of these savings.

Operating Results

Three Months Ended December 31, 2017
(in thousands)	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals
External revenues
Service revenues	$106,468	$27,109	$5,087	$—	$—	$138,664
Other	3,813	2,295	6,845	—	—	12,953
Total external revenues	110,281	29,404	11,932	—	—	151,617
Internal revenues	1,241	1,093	8,740	—	(11,074)	—
Total operating revenues	111,522	30,497	20,672	—	(11,074)	151,617

Operating expenses
Costs of goods and services	34,450	14,297	10,127	39	(10,382)	48,531
Selling, general and administrative	30,056	4,916	1,859	4,425	(692)	40,564
Acquisition, integration and migration expenses	1,187	—	—	(30)	—	1,157
Depreciation and amortization	33,922	5,898	3,293	142	—	43,255
Total operating expenses	99,615	25,111	15,279	4,576	(11,074)	133,507
Operating income (loss)	$11,907	$5,386	$5,393	$(4,576)	$—	$18,110

Three Months Ended December 31, 2016
(in thousands)	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals
External revenues
Service revenues	$109,716	$25,615	$4,919	$—	$—	$140,250
Other	6,903	2,128	6,291	—	—	15,322
Total external revenues	116,619	27,743	11,210	—	—	155,572
Internal revenues	1,203	578	8,062	—	(9,843)	—
Total operating revenues	117,822	28,321	19,272	—	(9,843)	155,572

Operating expenses
Costs of goods and services	38,221	14,717	9,367	—	(9,139)	53,166
Selling, general and administrative	30,632	4,576	1,523	1,035	704	37,062
Acquisition, integration and migration expenses	6,038	—	—	394	—	6,432
Depreciation and amortization	37,594	6,074	2,928	127	—	46,723
Total operating expenses	112,485	25,367	13,818	1,556	(9,843)	143,383
Operating income (loss)	$5,337	$2,954	$5,454	$(1,556)	$—	$12,189

Year Ended December 31, 2017
(in thousands)	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals
External revenues
Service revenues	$431,184	$107,338	$20,388	$—	$—	$558,910
Other	18,945	8,579	25,557	—	—	53,081
Total external revenues	450,129	115,917	45,945	—	—	611,991
Internal revenues	4,949	3,245	33,308	—	(41,502)	—
Total operating revenues	455,078	119,162	79,253	—	(41,502)	611,991

Operating expenses
Costs of goods and services	152,279	59,349	38,536	39	(38,696)	211,507
Selling, general and administrative	118,257	19,999	6,923	23,564	(2,806)	165,937
Acquisition, integration and migration expenses	10,793	—	—	237	—	11,030
Depreciation and amortization	139,610	23,968	12,829	600	—	177,007
Total operating expenses	420,939	103,316	58,288	24,440	(41,502)	565,481
Operating income (loss)	$34,139	$15,846	$20,965	$(24,440)	$—	$46,510

Year Ended December 31, 2016
(in thousands)	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals
External revenues
Service revenues	$359,769	$99,070	$19,646	$—	$—	$478,485
Other	24,364	7,927	24,512	—	—	56,803
Total external revenues	384,133	106,997	44,158	—	—	535,288
Internal revenues	4,620	1,737	30,816	—	(37,173)	—
Total operating revenues	388,753	108,734	74,974	—	(37,173)	535,288

Operating expenses
Costs of goods and services	133,113	58,581	36,259	—	(34,433)	193,520
Selling, general and administrative	95,851	19,248	6,474	14,492	(2,740)	133,325
Acquisition, integration and migration expenses	25,927	—	—	16,305	—	42,232
Depreciation and amortization	107,621	23,908	11,717	439	—	143,685
Total operating expenses	362,512	101,737	54,450	31,236	(37,173)	512,762
Operating income (loss)	$26,241	$6,997	$20,524	$(31,236)	$—	$22,526

Wireless Service Revenues

	Three Months Ended December 31,		Change
(in thousands)	2017	2016	$	%
Wireless Service Revenues
Postpaid net billings (1)	$91,513	$96,252	$(4,739)	(4.9)
Management fee	(7,392)	(7,629)	237	(3.1)
Net service fee	(7,899)	(6,967)	(932)	13.4
	76,222	81,656	(5,434)	(6.7)

Prepaid net billings (2)	26,128	23,928	2,200	9.2
Sprint management fee	(1,568)	(1,436)	(132)	9.2
	24,560	22,492	2,068	9.2

Travel and other revenues (2)	5,686	5,568	118	2.1
Total Service Revenues	$106,468	$109,716	$(3,248)	(3.0)

	Twelve Months Ended December 31,		Change
(in thousands)	2017	2016	$	%
Wireless Service Revenues
Postpaid net billings (1)	$372,237	$314,579	$57,658	18.3
Management fee	(29,857)	(25,543)	(4,314)	16.9
Net service fee	(30,751)	(22,953)	(7,798)	34.0
	311,629	266,083	45,546	17.1

Prepaid net billings (2)	103,161	80,056	23,105	28.9
Sprint management fee	(6,189)	(4,960)	(1,229)	24.8
	96,972	75,096	21,876	29.1

Travel and other revenues (2)	22,583	18,590	3,993	21.5
Total Service Revenues	$431,184	$359,769	$71,415	19.9

_______________________________________________________

1)     Postpaid net billings are defined under the terms of the affiliate contract with Sprint to be the gross billings to customers within our wireless network coverage area less billing credits and adjustments and allocated write-offs of uncollectible accounts.
2)     The Company is no longer including Lifeline subscribers to be consistent with Sprint. The above table reflects the reclassification of the related Assurance Wireless prepaid revenue from Prepaid gross billings to travel and other revenues for both years shown.

Supplemental Information

Subscriber Statistics

The following tables indicate selected operating statistics of the Wireless, including Sprint subscribers as of the dates shown:

	December 31, 2017 (4)	December 31, 2016 (3)	December 31, 2015
Retail PCS Subscribers – Postpaid	736,597	722,562	312,512
Retail PCS Subscribers – Prepaid (1)	225,822	206,672	129,855
PCS Market POPS (000) (2)	5,942	5,536	2,433
PCS Covered POPS (000) (2)	5,272	4,807	2,224
CDMA Base Stations (sites)	1,623	1,467	552
Towers Owned	192	196	158
Non-affiliate Cell Site Leases	192	202	202

_______________________________________________________

  Prepaid subscribers reported in the December 2016 and subsequent periods include the impact of a change how long an inactive customer is included in the customer counts. This policy change effectively reduced prepaid customers by approximately 24 thousand. As of September 2017, the Company is no longer including Lifeline subscribers to be consistent with Sprint's policy. Historical customer counts have been adjusted accordingly.
  "POPS" refers to the estimated population of a given geographic area.  Market POPS are those within a market area which we are authorized to serve under our Sprint PCS affiliate agreements, and Covered POPS are those covered by our network. As of December 31, 2017, the data source for POPS is U.S. census data. Historical periods previously referred to other third party population data and have been recast to refer to U.S. census data.
  December 31, 2016 includes nTelos.
  December 31, 2017 includes Parkersburg.

	Three Months Ended December 31,		Year Ended December 31,
	2017 (4)	2016 (3)	2017 (4)	2016 (3) (5)
Gross PCS Subscriber Additions – Postpaid	51,442	47,988	173,871	132,593
Net PCS Subscriber Additions – Postpaid	8,643	3,777	14,035	5,085
PCS Average Monthly Retail Churn % - Postpaid (1)	1.95%	2.10%	2.04%	1.84%
Gross PCS Subscriber Additions – Prepaid (2)	35,208	36,651	151,926	102,352
Net PCS Subscriber Additions (Losses) – Prepaid (2)	1,213	(39,652)	19,150	(58,643)
PCS Average Monthly Retail Churn % - Prepaid (2)	5.05%	6.27%	5.07%	6.72%

_______________________________________________________

  PCS Average Monthly Retail Churn - Postpaid is the average of the monthly subscriber turnover, calculated for the period.
  Prepaid subscribers reported in the December 2016 and subsequent periods include the impact of a change in policy as to how long an inactive customer is included in the customer counts. This policy change, implemented in December 2016, effectively reduced prepaid customers by approximately 24 thousand. As of September 2017, the Company is no longer including Lifeline subscribers to be consistent with Sprint's policy. Historical customer counts have been adjusted accordingly.
  December 31, 2016 includes nTelos.
  December 31, 2017 includes Parkersburg.
  2016 Net addition figures exclude the impact of the nTelos acquisition.

The operating statistics shown above include the following:

	April 6, 2017	May 6, 2016
	Parkersburg Expansion Area (3)	nTelos Area (4)
PCS Subscribers - Postpaid (1)	19,067	404,965
PCS Subscribers - Prepaid (1)	5,962	154,944
Acquired PCS Market POPS (000)	511	3,099
Acquired PCS Covered POPS (000)	244	2,298
Acquired CDMA Base Stations (sites) (2)	—	868
Towers	—	20
Non-affiliate Cell Site Leases	—	10

_______________________________________________________

  Represents Sprint's subscribers, including prepaid Lifeline, as of the acquisition date in the acquired territory.
  As of December 31, 2017 we have shut down 107 overlap sites associated with the nTelos area.
  Acquired on April 6, 2017
  Acquired on May 6, 2016

The following table indicates selected operating statistics for Cable as of the dates shown:

	December 31, 2017	December 31, 2016	December 31, 2015
Homes Passed (1)	184,910	184,710	172,538
Customer Relationships (2)
Video users	44,269	48,512	48,184
Non-video customers	33,559	28,854	24,550
Total customer relationships	77,828	77,366	72,734
Video
Users (3)	46,613	50,618	50,215
Penetration (4)	25.2%	27.4%	29.1%
Digital video penetration (5)	76.2%	77.4%	77.9%
High-speed Internet
Available Homes (6)	184,910	183,826	172,538
Users (3)	63,918	60,495	55,131
Penetration (4)	34.6%	32.9%	32.0%
Voice
Available Homes (6)	182,379	181,089	169,801
Users (3)	22,555	21,352	20,166
Penetration (4)	12.4%	11.8%	11.9%
Total Revenue Generating Units (7)	133,086	132,465	125,512
Fiber Route Miles	3,356	3,137	2,844
Total Fiber Miles (8)	122,011	92,615	76,949
Average Revenue Generating Units	132,759	131,218	124,054

_______________________________________________________

1)     Homes and businesses are considered passed (“homes passed”) if we can connect them to our distribution system without further extending the transmission lines.  Homes passed is an estimate based upon the best available information.

 2)    Customer relationships represent the number of billed customers who receive at least one of our services.

 3)    Generally, a dwelling or commercial unit with one or more television sets connected to our distribution system counts as one video customer.  Where services are provided on a bulk basis, such as to hotels and some multi-dwelling units, the revenue charged to the customer is divided by the rate for comparable service in the local market to determine the number of customer equivalents included in the customer counts shown above.  During the first quarter of 2016, we modified the way we count subscribers when a commercial customer upgrades its internet service via a fiber contract. We retroactively applied the new count methodology to prior periods, and applied similar logic to certain bulk customers; the net result was a reduction in internet subscriber counts of 559 subscribers at December 31, 2015.

 4)    Penetration is calculated by dividing the number of users by the number of homes passed or available homes, as appropriate.

 5)    Digital video penetration is calculated by dividing the number of digital video users by total video users.  Digital video users are video customers who receive any level of video service via digital transmission.  A dwelling with one or more digital set-top boxes or digital adapters counts as one digital video user.

 6)    Homes and businesses are considered available (“available homes”) if we can connect them to our distribution system without further extending the transmission lines and if we offer the service in that area.

 7)    Revenue generating units are the sum of video, voice and high-speed internet users.

 8)    Total Fiber Miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance.  For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

The following table shows selected operating statistics for Wireline as of the dates shown:

	December 31, 2017	December 31, 2016	December 31, 2015
Telephone Access Lines (1)	17,933	18,443	20,252
Long Distance Subscribers	9,078	9,149	9,476
Video Customers (2)	5,019	5,264	5,356
DSL and Cable Modem Subscribers (3)	14,665	14,314	13,890
Fiber Route Miles	2,073	1,971	1,736
Total Fiber Miles (4)	154,165	142,230	123,891

_______________________________________________________

 1)    Effective October 1, 2015, we launched cable modem services on our cable plant, and ceased the requirement that a customer have a telephone access line to purchase internet service.

 2)    Wireline's video service passes approximately 16,500 homes.

 3)    December 2017, 2016 and December 2015 totals include 2,105, 1,072 and 420 customers, respectively, served via the coaxial cable network.  During 2016, we modified the way we count subscribers when a commercial customer upgrades its internet service via a fiber contract. We retroactively applied the new count methodology to prior periods and the net result was an increase in internet subscriber counts of 804 subscribers to December 31, 2015.

 4)    Total Fiber Miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance.  For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.